Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release

Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Terra announces senior management changes

Sioux City, Iowa (July 25, 2007)—Terra Industries Inc. (NYSE symbol: TRA) announces the following changes to its senior management team, effective August 1:

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Francis G. Meyer, who has announced his intention to retire in the 2008 first half, is named Executive Vice President. Mr. Meyer has been with Terra since 1978. He has served in a variety of finance and accounting positions, and has been Terra’s Senior Vice President and Chief Financial Officer since 1995.

•
Daniel D. Greenwell is named Senior Vice President and Chief Financial Officer. Mr. Greenwell has been with Terra since April 2005, when he joined the company as Vice President and Controller. He was formerly Corporate Controller at Belden, Inc.

•	Brian K. Frantum is named Vice President and Controller. Mr. Frantum joined Terra in 2005 as Assistant Controller, the position he has held since.

These assignments reflect Terra’s succession planning process, which is regularly updated and reviewed by its Board of Directors.

“We are fortunate to have in place these talented executives and we believe these management changes will serve Terra and our shareholders well,” said Terra President and CEO Mike Bennett, “In his new position, Frank Meyer will continue to provide corporate development and financial counsel. Dan Greenwell and Brian Frantum are proven financial professionals and Frank and I are both very confident in their ability to lead our accounting and financial reporting functions.”

About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.

Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.